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Just so you know The purpose of this website is to provide you with information about Verizon’s 2017 annual meeting. Among other things, we discuss the meeting agenda, including the management and shareholder proposals. We also explain how you can vote. This website is not intended to be a substitute for reading Verizon’s 2017 Proxy Statement, which includes information required by the Securities and Exchange Commission. We encourage you to read our proxy statement in full before you vote! Continue >

verizon1 2017 Annual Meeting OurAnnual 47:14: • Days Hours ft ee4g May 4,2017 8:30AM, I time Add to calendar I Dallas Marri Las Colinas 223 West Las Colinas Boulevard Irving, Texas 7 9 View on map > Vote > 19:55 Minutes Seconds I Download 2017 Proxy Download 2Ol6Annual Repod

When you think about the types of services our network can provide in 2017 and beyond, Verizon will continue to cement expand our lead our competition. Our Chairman and CEO, Lowell McAdam v’ Attract executives 1 Incentivize strong performance v’ Deliver sustainable value creation ‘I Managerisk Verizon’s compensation program is designed to reinforce a results- oriented culture and inspire our leaders to grow shareholder value over the long term. and over Our Human Resources Committee Chair, Clarence Otis, Jr.

Our executive compensation program 2016 Variable vs. Fixed Pay Mix 2016 Short-Term Plan Performance Measures Long-Term Plan Structure • 90% Incentive-based pay 70% long-term incentives 20% short-term incentives • 10% Fixed pay Base salary • 45% Adjusted EPS 25% Free cash flow 25% Total revenue • 5% Diversity and sustainability 60% PSUs • 213 eligible to vest based on relative TSR • 1/3 eligible to vest based on cumulative free cash flow 40% RSUs • eligible to vest based on continued employment through the three-year award cycle

Agenda and Voting Recommendations Download 2017 Proxy 0 Item 1 Election of Directors The Board of Directors recommends that you vote for the election of these Director candidates.

Left to right Lowell C. McAdani Chairman and Chief Executive Officer, Verizon Communications Inc. Shellye L Archambeau Chief Executive Officer. MetrlcStream, Inc. Rothiey E.Slater Partner. Squire Patton Boggs LLP Mark T. Bertolini Chairman and Chief Executive Officer, Aetna Inc. Kathryn A. Tesija Former Executive Vice President and Chief Merchandising and Supply Chain Officer, Target Corporation GregoryG. Weaver Former Chairman and Chief Executive Officer, Deloitte & Touche LLP OItem 2 Ratification of auditors Richard L.Carrlón Chairman and Chief Executive Officer, Popular, Inc. Melanie L. Healey Former Group President of The Proctor & Gamble Company Gregory D.Wasson Former President and Chief Executive Officer, Walgreens Boots Alliance, Inc. Clarence Otis, Jr. Former Chairman and Chief Executive Officer, Darden Restaurants, Inc. M. Frances Keeth (Lead Dêector) Retired Executive Vice President, Royal Dutch Shell plc Karl-Ludwig Kley Former Chairman of the Executive Board and Chief Executive Officer. Merck KGaA The Board of Directors recommends that you vote for ratification. We are asking shareholders to ratify the Audit Committees appointment of Ernst & Young LLP as Verizon’s independent registered public accounting firm for 2017. Information on fees paid to Ernst & Young in 2016 and 2015 appears on page 25 of the proxy statement. OItem 3 Advisory vote to approve executive compensation The Board of Directors recommends that you vote for this proposal. We are asking shareholders to approve, on an advisory basis, the compensation of our named executive officers as described in the sections titled Compensation Discussion and Analysis and Compensation Tables beginning on page 28 of the proxy statement.

OItem 4 Advisory vote on the frequency of future advisory votes to approve executive compensation The Board of Directors recommends that you vote for conducting future advisory votes on executive compensation every year. We are asking shareholders to vote on whether future advisory votes on executive compensation should occur every year, every two years or every three years, as described on page 65 of the proxy statement OItem 5 Approval of Verizon’s 2017 Long-Term Incentive Plan The Board of Directors recommends that you vote for this proposal. We are asking shareholders to approve Verizon’s 2017 Long-Term Incentive Plan, as described beginning on page 66 of the proxy statement.

OItems 6—11 Shareholder proposals The Board of Directors recommends that you vote against each of the shareholder proposals. Item 6 Item 9 Human Rights Committee Executive Compensation Clawback Page 78 of the proxy statement Policy Page 83 of the proxy statement Item 7 Report on Greenhouse Gas Item 10 Reduction Targets Stock Retention Policy Page 79 of the proxy statement Page 84 of the proxy statement Item 8 Item 11 Special Shareowner Meetings Limit Matching Contributions for Page 81 of the pray statement Executives Page 87 of the proxy statement Vote >

Voting Registered shareholders Beneficial shareholders Vote> Vote> (you hold shares in your own name or through (you hold shares through a bank, broker or the Verizon Savings Plan) “Savings Plan other institution) shares must be voted before the close of business on May 1, 2017. To vote online, you will need to enter your control number to ensure the security of your vote. You will find your control number on your Proxy Card, Notice of Internet Availability of Proxy Materials or Voting Instruction Form, or included in your email notification. )(

Video: Lowell McAdam Verizon continues to be the undisputed leader in network quality and reliability across the United States. In 2016 the demand on our network grew by 47%. We also became the leader in 2016 around the next generation of technology called 5G or wireless fiber. What 5G does is delivers 100 times faster data downloads than even 4G does today. So when you think about the types of services that our network can provide over 2017 and beyond, Verizon will cement and continue to expand our lead over our competition. During 2016 Verizon introduced a new architecture around our fiber deployment, which we refer to as one fiber. The best example is occurring in Boston today where we are deploying $300 million of fiber over the next six years. We expect to see a lot of innovation, a lot of new products, a lot of digital based businesses that will fuel the economy going forward. Moreover, in the best application is probably smart cities where you will have intelligent transportation systems, intelligent electrical and water grids, and a broad basis of one gigabit broadband speeds to fuel the economy of Boston. All of these network investments set the stage for the networks required to build the Internet of Things. We’re building scale and these connected solutions today. One example is our global fleet business. Now that market expects to be $40 billion across the entire globe by 2020. In order to tap into that in the U.S. market initially and then build globally, we made a couple of key acquisitions in 2016. First Telogist and then later Fleetmatics. Therefore, Verizon is now the number one company in the U.S. in telematics or connected transportation systems. We think that not only can we be a leader in transportation, but we can be the leader in the intelligent supply chain system, which will access every part of the American economy. You hear a lot of talk today about the millennial customers - the Instagram and Snapchat generation. Well, that generation will account for 60% of the purchasing power in the United States by 2020. Our goal is to use our world-class networks to deliver great experiences for customers and we’ll continue to evolve those applications and our company’s processes and policies to meet our customers wherever they are. The digital advertising ecosystem is expected to be $90 billion globally by 2020. We’re positioning ourselves to tap into that market not only in the U.S. but also across the globe. With Aol, 2016 has been a year of integrating and understanding the model and those customers. We’re very bullish and we’re seeing very good initial results, but we knew that if we could scale more rapidly, we could tap into that market in a more intelligent way. So, through the pending acquisition of Yahoo, we would achieve 1.3 billion users in this digital area. We are looking forward to developing our capabilities, building our resources, making our networks stronger, faster and better, so that we continue to be the premier company at delivering the promise of the digital world. END

Video: Clarence Otis, Jr. At Verizon the executive compensation program really supports four objectives. The first is to attract and retain high performing executives. The second is to incentivize the achievement of strong, annual performance. Third, is to make sure that we’re able to deliver sustainable, long-term value creation. And the fourth is to do all that while making sure that we manage and monitor risk appropriately. We believe it’s important to have a performance-based culture. And so our compensation program is designed to have a significant variable component. As a result of that, base salary is only 10% of any executive’s total annual compensation opportunity.    Our compensation plan has both a short-term and a long-term component. And as we think about the metrics for the short-term plan, they really are designed to make sure that we’re able to achieve sustainable, profitable growth. And so the focus there is on earnings per share, revenue growth and free cash flow. We are committed to ensuring diversity within the organization and to making sure that the suppliers that enjoy success with us are diverse as well. We’re also committed to reducing the environmental impact of our operations. And a big part of that is using the solutions that we’ve developed as an organization to reduce our carbon footprint. On the long-term metrics, total shareholder return is a measure that’s important because our largest shareholders have told us that’s how they think about making investments in Verizon and other companies in their portfolio.    Free cash flow we believe is important because it’s critical to making sure that we’re able to reinvest in our business, to make acquisitions as appropriate, to pay down debt over time and to return capital to our shareholders in the form of dividends and through share repurchases. Verizon is asking shareholders to approve the 2017 long-term incentive plan primarily so that the company can continue to make awards that are designed to be tax deductible. In addition, the current plan is scheduled to expire in 2019, so this new plan will have a new 10-year term. We’re not asking shareholders to approve additional shares under the new plan. Substantively, the new plan is the same as the old. The only exception is that we’re adding an annual cap on stock awards to non-employee Directors. Investors should know that the committee is very focused on something that we believe is critical to sustained shareholder value creation over time, and that’s succession planning. And it’s succession planning not just for the CEO position, but succession planning for the entire senior leadership team collectively, as a group. We think it’s critical because that is the single most important factor to making sure that we can sustainably, over a long period of time, create shareholder value. END

From: Shareowner Services [mailto:employee.news@verizon.com] Sent: To: V Team Shareowners Subject: Verizon stock? Learn how to vote your shares.

Home / Around VZ / Got stock? Vote your shares. / Page Preview On May 4, 2017, Verizon will hold its annual meeting of shareholders in Irving, Texas. As an employee shareholder, during the week of March 20, 2017, you will begin to receive your annual meeting materials. The way you receive your annual meeting materials will depend on the type of shareholder you are. Below is a brief description of each category. Verizon Savings Plan If you hold Verizon shares in the Verizon Savings Plan, you will be notified by email when the annual meeting materials are available online. The email message (from tEl verizon Proxy Notice mailbox) will include instructions on how to access the Proxy Statement and Annual Report and how to: view the information conveniently Print materials easily Vote your shares electronically Beneficial Shareholders If you are a beneficial shareholder (you own additional Verizon shares through a broker, including your Fidelity brokerage account), you will receive the annual meeting materials from your broker (in whatever form you elected to receive them — electronic or by mail). Building a connected world 2016 Mnuat Report You will need to vote your shares held through your broker separately from your Savings Plan shares. Be sure to follow the instructions you receive from your broker on how to vote your shares. Registered Shareholders If you are a registered shareholder (you own additional Verizon shares registered in your name and held with our transfer agent, Computershare), you will be able to vote all of your registered and Savings Plan shares at one time. If the name on your registered account differs from the name on your Savings Plan account, you will need to vote your accounts separately (and you may receive your annual meeting materials both electronically and by mail). Be sure to follow the instructions you receive from computershare on how to vote your shares. Questions? If you have questions about the delivery of the annual meeting materials or how to vote your Verizon shares, please send them to Shareowner Services, A :$ vertzon’